SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                October 22, 2004
                Date of Report (Date of earliest event reported)


                           HIRSCH INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)


              Delaware           0-23434                              11-2230715
(State or other jurisdiction   (Commission File Number)            (IRS Employer
          of incorporation)                               Identification Number)



                             200 Wireless Boulevard
                            Hauppauge, New York 11788


                                 (631) 436-7100
              (Registrant's telephone number, including area code)


                                Page 1 of 2 Pages


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Section 2 FINANCIAL INFORMATION
Item 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

     On October 22, 2004, Hirsch International Corp. (the "Company") sold substantially all of the assets of its Hometown Threads, LLC subsidiary ("Seller") to Embroidery Acquisition LLC ("Buyer"), a wholly owned subsidiary of PCA, LLC ("PCA") pursuant to the terms of a certain Asset Purchase Agreement ("Agreement") entered into between the Company, Seller, Buyer and PCA. Prior to the transaction, Seller had been engaged in the business of operating and franchising retail embroidery service centers in Wal-Mart stores and other retail locations (the "Business"). The purchase price for the assets acquired by Buyer was One Million Five Hundred Thousand ($1,500,000.00) Dollars. In addition, Buyer agreed to assume certain enumerated liabilities of the Seller. Pursuant to the Agreement, PCA guaranteed the obligations of the Buyer.

     The Company and Seller entered a Non-Competition, Non-Disclosure and Non-Solicitation Agreement with Buyer. Under the terms of the Non-Competition, Non-Disclosure and Non-Solicitation Agreement, the Company and Seller are precluded from directly and indirectly competing with Buyer for seven (7) years in the United States. The Company and Seller are also required to keep confidential certain Confidential Information (as defined therein) for a period of ten (10) years.

     Pursuant to the Agreement, the Company, Seller and Buyer have entered a certain Supply Agreement having a term of five (5) years. Under the terms of the Supply Agreement, the Company agreed to supply to Buyer and Buyer is required to purchase from the Company all products previously purchased by Seller from the Company and utilized in the Business upon the prices, terms and conditions contained therein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 HIRSCH INTERNATIONAL CORP.

                                                 By:  /s/ Beverly Eichel
                                                 -----------------------
                                                 Beverly Eichel
                                                 Vice President - Finance,
                                                 Chief Financial Officer
                                                   and Secretary

Dated:  October 28, 2004